News from Great Lakes Dredge & Dock Corporation For further information contact: Tina Baginskis Director, Investor Relations 630-574-3024

Great Lakes Announces Election of New Director

HOUSTON, January 8, 2025 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation ("Great Lakes" or the “Company”) (NASDAQ: GLDD), the largest provider of dredging services in the United States, announced that Dana Armstrong was elected to its Board of Directors. Her election as a new independent director was effective January 5, 2025, and increases the number of Board members to seven.

Lawrence R. Dickerson, Chairman of the Board, commented, "On behalf of the Board, it is my great pleasure to welcome Dana Armstrong to the Great Lakes Board of Directors. Dana’s election demonstrates the Company’s commitment to Board refreshment and depth of knowledge and her wide-ranging experience and leadership will be a tremendous addition to our Board."

Since 2020, Ms. Armstrong has served as Executive Vice President and Chief Financial Officer of Excelerate Energy, Inc. (NYSE:EE), the world’s leading provider of floating storage and regasification units and downstream Liquified Natural Gas infrastructure. Previously, Ms. Armstrong served as Senior Vice President and Chief Financial Officer of Scientific Drilling International, a global energy services provider and manufacturer specializing in high accuracy wellbore placement and drilling solutions from 2015 to 2020. Prior to that, she held several financial positions from 2007 to 2015, at Ion Geophysical Corporation, which at the time was a publicly traded provider of geophysical technology, services, and solutions to the global oil and gas industry, including Vice President and Global Treasurer.

Ms. Armstrong holds a Bachelor’s Degree in Accounting and Master’s Degree in Finance from the University of Houston, C.T. Bauer College of Business. Ms. Armstrong is also a licensed Certified Public Accountant in the State of Texas.

The Company

Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) is the largest provider of dredging services in the United States. In addition, Great Lakes is fully engaged in expanding its core business into the rapidly developing offshore wind energy industry. The Company has a long history of performing significant international projects. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 134-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of approximately 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.